Core Bond Fund - Mergers

Effective on the close of business on June 7, 2002, the Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Fixed Income Fund, Evergreen Intermediate Term Bond Fund and Evergreen Income Plus Fund in an exchange of shares for Class A, Class B, Class C, Class I and/or Class IS shares of the Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued, and unrealized appreciation acquired were as follows:

Acquired  Fund  Wachovia  Fixed  Income  Fund  Value  of  Net  Assets   Acquired
$509,841,830 Number of Shares Issued 1,670,598 Class A 99,854 Class B 7,487 Class C 46,475,601 Class I Unrealized Appreciation $7,657,744

Acquired Fund

Evergreen

Intermediate Term

Bond Fund
Value of Net
Assets Acquired
144,057,021
Number of
Shares
Issued
8,439,195 Class A 1,461,150 Class B 551,164 Class C 3,182,862 Class I Unrealized Appreciation 841,000

Acquired Fund
Evergreen Income
Plus Fund
Value of Net
Assets Acquired
1,219,966,223
Number of
Shares
Issued
113,215,673 Class I
2,247,101 Class IS
Unrealized
Appreciation
12,771,617

The aggregate net assets of the Fund immediately after the acquisition were $3,855,761,754.